Exhibit 2.2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), effective as of June 8, 2018 is by and among HRG Group, Inc., a Delaware corporation (“Halley”), HRG SPV Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Halley (“Merger Sub 1”), HRG SPV Sub II, LLC., a Delaware limited liability company and a direct wholly owned Subsidiary of Halley (“Merger Sub 2”, and together with Merger Sub 1, “Merger Sub”) and Spectrum Brands Holdings, Inc., a Delaware corporation (“Saturn”).

IN CONSIDERATION of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt an sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I

DEFINITIONS

When used herein, the following terms shall have the meanings specified:

1.1 Merger Agreement. “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 24, 2018, by and among Halley, Merger Sub and Saturn.

1.2 Other Terms. The other capitalized terms used in this Amendment shall have the definitions assigned in the Merger Agreement.

ARTICLE II

AMENDMENT TO EXHIBIT A TO THE MERGER AGREEMENT

The Form of Amended and Restated Halley Charter attached to the Merger Agreement as Exhibit A is hereby amended as follows:

2.1 Removal of Andreas Rouvé as Director. The table contained in Section 5.2 of Exhibit A to the Merger Agreement is hereby amended to remove Andreas Rouvé as a Class II director of Halley as of the effective time of the Amended and Restated Halley Charter (and to delete in its entirety the row in such table containing such information).

2.2 Clarification re Preapprovals Under Transfer Restrictions. The definition of “Substantial Holder” in Section 13.2(j) of Exhibit A to the Merger Agreement is hereby amended and restated to read in its entirety as follows.

“Substantial Holder” means (a) a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) that: (i) holds, owns or has any right in Corporation Securities representing a Percentage Stock Ownership in the Corporation of at least 4.9%; or (ii) that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1) and (b) a Public Group; provided, however, that solely for purposes of applying Section 2.1(e) of the Merger Agreement, a Person shall not become a Substantial Holder as a result of the issuance of Corporation Securities pursuant to the Merger if (and only if) the Board has granted such Person prior approval to receive such Corporation Securities in accordance with Section 13.3(b), which approval remains in effect at the time such Corporation Securities are issued.”

ARTICLE III

MISCELLANEOUS

3.1. No Other Amendment. Except to the extent the Merger Agreement is modified by this Amendment, the remaining terms and conditions of the Merger Agreement shall remain unmodified and in full force and effect.

3.2. Governing Law. This Amendment and any claim, controversy or dispute arising under or related thereto, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto, whether arising at law or in equity, in contract, tort or otherwise, will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

3.3. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic method), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

3.4. Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HRG GROUP, INC.

By:	/s/ Ehsan Zargar

Name:	Ehsan Zargar
Title:	Executive Vice President, General Counsel, Chief Operating Officer and Corporate Secretary

HRG SPV SUB I, INC.

By:	/s/ Ehsan Zargar

Name:	Ehsan Zargar
Title:	President

HRG SPV SUB II, LLC

By:	HRG Group, Inc., its Sole Member

By:	/s/ Ehsan Zargar

Name:	Ehsan Zargar
Title:	Executive Vice President, General Counsel, Chief Operating Officer and Corporate Secretary

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan E. Fagre

Name:	Nathan E. Fagre
Title:	Senior Vice President, General Counsel and Secretary